EXHIBIT 23.1

         Consent of KPMG Peat Marwick LLP

Independent Certified Public Accountants


KPMG Peat Marwick LLP

        60 East South Temple
        Suite 900
        Salt Lake City, UT 84111



          Consent of Independent Auditors


The Board of Directors and Shareholders
of Specialized Health Products International, Inc.

     We consent to the use of our report dated
February 2, 1996, on the consolidated financial statements of Specialized health Products
International, Inc. and subsidiary included herein and to the reference to our Firm under the headings "selected Financial Data" and "Experts" in the Prospectus.


KPMG Peat Marwick LLP


/s/ KPMG Peat Marwick LLP

Salt Lake City, Utah
April 23, 1996